Exhibit 10.1

Third Amendment to Employment Agreement

Third Amendment to Employment Agreement (this “Amendment”), dated as of October 26, 2009, by and between Scientific Games Corporation, a Delaware corporation (the “Company”), and Joseph R. Wright (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement effective as of May 1, 2008 (executed on May 14, 2008) as amended by the Amendment to Employment Agreement dated December 30, 2008 and the Second Amendment to Employment Agreement dated April 22, 2009 (as amended, the “Agreement”); and

WHEREAS, upon succeeding to the Chief Executive Officer position on January 1, 2009, Executive set out certain objectives for the Company relating to the increase of operating margins, the reduction of the Company’s capital and operating expenditures and the increase in the Company’s profit margins and free cash flow;

WHEREAS, under Executive’s leadership and direction, the Company has implemented a number of initiatives toward these objectives, including the Company’s Profitability Improvement Program, that have substantially benefited the Company and allowed the Company to remain resilient in the current economic environment and to position itself for future growth on a more profitable basis; and

WHEREAS, in light of the substantial realization of the objectives described above, Executive believes, and the Company agrees, that it is appropriate for him to retire as Chief Executive Officer at the end of 2009 and to resume his role as a non-employee director of the Company;

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Notwithstanding anything to the contrary in the Agreement, the term of employment of Executive under the Agreement shall end on December 31, 2009 (the “End of Term”), at which time Executive shall cease serving as Chief Executive Officer of the Company.  Executive’s service as a director of the Company will continue following the End of Term (and he will receive such fees and other compensation as may be payable to non-employee directors under the Company’s director compensation program in effect from time to time) until he ceases to serve in such capacity (provided, however, that Executive will cease being Vice Chairman of the Board of Directors of the Company (but not a director) effective as of the date hereof).

2.             Upon the End of Term, the Company shall provide the following to Executive (in lieu of any payments or benefits that may otherwise be payable under the Agreement):

(a)           any accrued but unpaid base salary of Executive for services rendered to the End of Term, payable in accordance with the Company’s regular payroll policies (and subject to applicable withholdings);

(b)           an amount in respect of accrued and unpaid vacation as of the End of Term, payable within 30 days of the End of Term (and subject to applicable withholdings);

(c)           reimbursement in accordance with the Company’s policies of any unpaid reasonable business expenses and disbursements incurred by Executive prior to the End of Term;

provided, however, that Executive must submit vouchers for any such expenses in accordance with the Company’s standard procedures on or prior to the End of Term;

(d)           US$1,000,000, representing a bonus for 2009 in lieu of any amount Executive would have otherwise been entitled to under any applicable incentive compensation plan in respect of calendar year 2009, payable within 30 days of the End of Term (and subject to applicable withholdings);

(e)           US$2,500,000 representing a special payment, payable in a lump sum on no earlier than the date that is six months plus one day following the End of Term and no later than December 15, 2010 (and subject to applicable withholdings);

(f)            all unvested restricted stock units (other than restricted stock units granted in connection with Executive’s service on the Board of Directors) held by Executive as of the End of Term (i.e., the unvested portion of the grants of restricted stock units awarded to Executive on April 15, 2008, February 23, 2009 and March 24, 2009) will become fully vested and non-forfeitable as of the End of Term and the underlying shares in respect of such units (together with the underlying shares in respect of all vested restricted stock units held by Executive as of the End of Term which have not been delivered as of the End of Term) will be delivered six months plus one day (or as soon as reasonably practicable thereafter) following the End of Term;

(g)           all vested stock options held by Executive as of the End of Term will be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted (it being understood that any such vested stock options granted on or after April 15, 2008 will remain exercisable until the earlier of (i) the third anniversary of the End of Term and (ii) the scheduled expiration date thereof);

(h)           all unvested stock options (other than stock options granted in connection with Executive’s service on the Board of Directors) held by Executive immediately prior to the End of Term will be forfeited and canceled as of the End of Term; and

(i)            for a period of three (3) years after the End of Term, Executive shall continue to participate in all employee and executive benefit plans, programs, and arrangements under Section 3(g) of the Agreement providing health, medical, disability and life insurance benefits in which Executive was participating immediately prior to the End of Term, the terms of which allow Executive’s continued participation, as if Executive had continued in employment with the Company during such period or, if such plans, programs, or arrangements do not allow Executive’s continued participation, the Company shall reimburse Executive (not, for the avoidance of doubt, on an after-tax basis) for the costs he incurs in obtaining benefits that are reasonably comparable to the benefits Executive would have received under such plans, programs, and arrangements in which Executive was participating immediately prior to the End of Term, as if Executive had received credit under such plans, programs, and arrangements for service and age with the Company during such period following the End of Term, with such benefits payable by the Company at the same times and in the same manner as such benefits would have been received by Executive under such plans (it being understood that the value of any insurance-provided benefits will be based on the premium cost to Executive, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating); provided, however, that, to the extent (and during the time) Executive is eligible to participate in another employer’s benefit plans, programs, and arrangements providing health, medical, disability and life insurance benefits, (i) Executive will not be eligible to continue to participate in such benefit plans, programs, and arrangements under Section 3(g) of the

Agreement and (ii) Executive will not be entitled to such reimbursement (except to the extent of any additional costs Executive incurs in obtaining additional health, medical, disability and/or life insurance benefits which, when added to the benefits Executive is eligible to receive under such other employer’s benefit plans, programs, and arrangements providing health, medical, disability and life insurance benefits, are reasonably comparable to the benefits Executive would have received under such plans, programs, and arrangements under Section 3(g) of the Agreement providing health, medical, disability and life insurance benefits in which Executive was participating immediately prior to the End of Term (such reimbursement not, for the avoidance of doubt, on an after-tax basis)).

Except for any payments or benefits Executive has accrued or vested in pursuant to Executive’s participation in the Company’s 401(k) Plan, deferred compensation plan or employee stock purchase plan, which payments or benefits shall be subject to the terms and conditions set forth in such plans, Executive acknowledges and agrees that the payments described in this Section 2 fulfill any and all of the Company’s obligations due to Executive under any agreement or bonus, incentive compensation, severance or separation plan or allowance or any other compensation or benefit plan or arrangement maintained by the Company or any of its subsidiaries (including the Agreement), and Executive specifically acknowledges and agrees that Executive is entitled to no other compensation or benefits from the Company or any of its subsidiaries of any kind or nature whatsoever.

3.             The Company makes no representations or warranties regarding the tax implications of the compensation and benefits to be paid to Executive under this Amendment, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations.  Section 409A of the Code governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements.  If Executive or the Company reasonably believes that any portion of the payments or benefits due to Executive pursuant to this Amendment does not comply with (or is not exempt from) Section 409A of the Code, Executive or the Company will promptly advise the other and will reasonably negotiate in good faith to amend the terms of the payments or benefits in order that such payments or benefit arrangements comply with (or are exempt from) the requirements of Section 409A of the Code or in order to mitigate any additional taxes that may apply under Section 409A of the Code if compliance or exemption is not practicable.  To the extent any payments of money or other benefits due to Executive under this Agreement could cause the application of an acceleration or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such acceleration or additional tax.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute deferred compensation under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

4.             Except as set forth in this Amendment, all terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect until the End of Term; provided, however, that (a) this Amendment shall govern and supersede any compensation and benefits contemplated by the Agreement in connection with any termination of Executive’s employment with the Company after the date hereof, (b) the compensation and benefits provided for in this Amendment shall be subject to the terms and conditions set forth in Sections 4(k) (except, for the avoidance of doubt, references therein to “termination payments and benefits provided for in this Section 4” shall be deemed to refer to payments and benefits provided for in this Amendment) and 5 of the Agreement, and (c) Sections 4(h), 4(i), 4(j), 4(k),  5, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16 (solely to the extent to provide for the payment on behalf of Executive (or, if already paid by Executive, the reimbursement to Executive) of the reasonable fees and disbursements of counsel incurred by Executive in connection with the negotiation, preparation, execution, and/or delivery of this Amendment and related documents (not to exceed $10,000)) and 17 shall apply to this Amendment and survive following the End of Term in accordance with their terms).

5.             This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Jeffrey S. Lipkin
Name:	Jeffrey S. Lipkin
Title:	Vice President and Chief Financial Officer

/s/ Joseph R. Wright
Joseph R. Wright